EXHIBIT 99.1

November 2, 2018

The Board of Directors

Alpine Electronics, Inc.

1-7, Yukigaya-otsukamachi, Ota-ku,

Tokyo, Japan

Dear Members of the Board:

We hereby consent to (i) the use of our opinion letter dated July 26, 2017 to the Board of Directors of Alpine Electronics, Inc. (“Alpine”), the use of our presentation dated February 26, 2018 to the Board of Directors of Alpine and the use of our financial analysis report dated September 26, 2018 to the Board of Directors of Alpine, included as Appendix E, Appendix G and Appendix J, respectively, to the Prospectus which forms a part of the Registration Statement on Form F-4 relating to the proposed share exchange between Alpine and Alps Electric Co., Ltd. and (ii) references to such opinion, presentation and financial analysis report in such Prospectus under the captions “The Share Exchange—Background of the Share Exchange”, “The Share Exchange—Determinations of the Alpine’s Board of Directors”, “The Share Exchange—Opinion of Alpine’s Financial Advisor and Its Supplementary Presentation” and “The Share Exchange—September 2018 Financial Analysis Report of Alpine’s Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

SMBC Nikko Securities Inc.

5-1, Marunouchi 1-chome

Chiyoda-ku, Tokyo 100-6518

Japan

/s/ Tadaaki Komori
Tadaaki Komori
Senior Managing Director & Managing Executive Officer
Global Head of Mergers and Acquisitions
Head of Investment Banking